EXHIBIT 99.1
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FOR IMMEDIATE RELEASE                           CONTACT:    THOMAS TOSSAVAINEN
MARCH 5, 2007                                   PHONE:      904-421-1441


            INTERLINE BRANDS, INC. EXECUTIVE VICE PRESIDENT AND COO
                        WILLIAM SANFORD NAMED PRESIDENT


JACKSONVILLE, FLA. - MARCH 5, 2007 - Interline Brands, Inc. (NYSE: IBI) ("Interline" or the "Company"), a leading distributor and direct marketer of maintenance, repair and operations products, announced today that William Sanford has been named President. This role was previously held by Michael Grebe who continues to serve as Interline's Chairman and CEO.

Mr. Sanford joined Interline Brands as Chief Financial Officer in March of 1999 and was promoted to Executive Vice President and Chief Operating Officer in September of 2004. He has over 24 years experience in the distribution field having held senior executive positions with MSC Industrial Direct and Airgas, Inc.

"I have worked alongside Bill Sanford for the last ten years and he is one of the most accomplished and talented executives in our industry," said Mr. Grebe. "Bill has played a major role in building Interline Brands into the organization it is today and our board is very pleased to recognize his contributions with this promotion."


ABOUT INTERLINE
Interline Brands, Inc. is a leading national distributor and direct marketer with headquarters in Jacksonville, Florida. Interline provides maintenance, repair and operations (MRO) products to approximately 200,000 professional contractors, facilities maintenance professionals, and specialty distributors across North America and Central America.